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                                                                   EXHIBIT 10.25

                       BAYARD DRILLING TECHNOLOGIES, INC.
                     4005 NORTHWEST EXPRESSWAY, SUITE 550E
                         OKLAHOMA CITY, OKLAHOMA 73116


                                                                 August 20, 1997

Chesapeake Energy Corporation
P.O. Box 18496
Oklahoma City, Oklahoma  73154-0456

Attention:  Marcus C. Rowland

Gentlemen:

                 This letter (this "Letter"), when executed and delivered by you ("Chesapeake" or "you"), will constitute a binding agreement between you and Bayard Drilling Technologies, Inc. ("Bayard") to consummate the transactions hereinafter described, subject only to the conditions set forth in paragraph 8 below.

                 1. Exercise of Option and Warrants. At the Closing (as hereinafter defined), Chesapeake shall exercise in full each of the following instruments (collectively the "Options") previously issued by Bayard to
Chesapeake: (i) that certain Option, dated December 10, 1996, representing the right to purchase up to 1,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of Bayard at a purchase price per share of $12.00; (ii) that certain Series A Warrant, issued on May 1, 1997, representing the right to purchase up to 350,000 shares of Common Stock at a purchase price of $0.01 per share; and (iii) that certain Series B Warrant, issued on May 1, 1997, representing the right to purchase up to 400,000 shares of Common Stock at a purchase price of $15.00 per share. Notwithstanding any provisions of the Options to the contrary, in order to exercise in full all of the Options, Chesapeake shall make payment of the purchase prices for the shares of Common Stock represented by the Options by wire transfer of immediately available funds to an account designated in writing by Bayard as follows: (a) upon execution and delivery of this Letter, Chesapeake shall pay Bayard $3,000,000 (the "Initial Payment") and (b) at the Closing (as hereinafter defined), Chesapeake shall pay Bayard $6,000,000 and shall surrender to Bayard the original instruments representing the Options. At the Closing, Bayard shall deliver to Chesapeake certificates representing an aggregate of 1,597,000 shares (3,194,000 shares if a two-for-one stock split (the "Stock Split") has then been effected) of Common Stock (the "Option Shares") in consideration for the exercise in full of such Options. Bayard and Chesapeake acknowledge and agree that the exercise price is being paid with a combination of cash, surrender of options and warrants, credit against the Subordinated Note (as hereinafter defined) and forgiveness of interest on the Subordinated Note.
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Chesapeake Energy Corporation          Page 2                    August 20, 1997


                 2. Sale of Chesapeake Shares in IPO. Chesapeake hereby agrees to sell, and Bayard hereby agrees to include, 80% of the shares of Common Stock then held by Chesapeake (including but not limited to the Option Shares) in any registration of an initial public offering of shares of Common Stock (an "IPO") by Bayard; provided, however, that if the managing underwriters in such IPO advise Bayard and Chesapeake in writing that in their reasonable good faith opinion the number of securities required by this paragraph 2 to be included in the IPO, when combined with the number of shares to be offered by the Company, exceeds the number which can be sold without materially adversely affecting the existing plan for such IPO, then Chesapeake shall be obligated to sell, and Bayard shall be obligated to include, only the maximum number of shares that such managing underwriters determine can be included without materially adversely affecting the existing plan for the IPO. The obligations of Chesapeake and Bayard under this paragraph 2 to include in the IPO more than Chesapeake's pro rata portion of the shares to be offered by all selling stockholders in the IPO are subject to the receipt of any required consents or waivers of all other persons who have rights to register shares of Common Stock in the IPO.

                 3. Redemption of Subordinated Note. Upon the consummation of an IPO, Bayard shall redeem in full that certain Subordinated Note, dated May 1, 1997 and made payable to Chesapeake, in the original principal amount of $18,000,000 (the "Subordinated Note"), by the wire transfer of immediately available funds in an amount equal to the Redemption Price (as hereinafter defined) to an account designated in writing by Chesapeake. If the per share price to the public of the shares of Common Stock issued in the IPO (the "IPO Price") exceeds $30.00, then the "Redemption Price" shall equal $15,000,000 plus the product obtained by multiplying (x) $200,000 by (y) the difference between the IPO Price and $30.00. If the IPO Price is less than $30.00, then the "Redemption Price" shall equal $15,000,000 minus the product obtained by multiplying (x) $200,000 by (y) the difference between $30.00 and the IPO Price. Simultaneously with the consummation of the IPO, Chesapeake shall deliver to Bayard the original Subordinated Note and on receipt thereof by Bayard and payment by Bayard of the Redemption Price, the Subordinated Note shall be deemed to be paid in full. If the Stock Split has been effected prior to the IPO, then all references in this paragraph 3 to values of $30.00 and $200,000 shall be deemed to be $15.00 and $400,000, respectively. Bayard and Chesapeake agree that, upon payment of the Redemption Price, all accrued and unpaid interest on the Subordinated Note (including interest otherwise payable on November 1, 1997) will be forgiven and that no interest on such note shall thereafter accrue or become payable. This paragraph 3 shall become null and void if an IPO is not consummated on or before December 31, 1997.

                 4. Timing of IPO. Bayard agrees that so long as Chesapeake has the right to include any shares of Common Stock in the IPO,
Bayard shall not consummate the IPO prior to November 3, 1997 without the prior approval of Chesapeake.
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Chesapeake Energy Corporation          Page 3                    August 20, 1997


                 5. Waiver of Right to Sell Additional Securities; Purchase of Common Stock. As of the Closing, Bayard shall irrevocably waive its right under section 2.5 of that certain Securities Purchase Agreement, dated as of April 30, 1997 (the "Securities Purchase Agreement"), to sell the Additional Securities (as defined in the Securities Purchase Agreement) to Chesapeake and all rights and obligations of Bayard and Chesapeake in respect of such sale and the Second Closing (as defined in the Securities Purchase Agreement) shall thereupon terminate; provided, however, that if the Closing does not occur on or before the termination of this Letter in accordance with paragraph 8 hereof, then the Initial Payment shall be deemed to have been paid in consideration for the Additional Securities and Chesapeake and Bayard shall promptly consummate the Second Closing. Notwithstanding any agreement to the contrary, the Series A Warrants comprising a portion of the Additional Securities shall not carry contractual voting rights unless and until clearance has been obtained under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), for Chesapeake's acquisition of such Additional Securities.

                 6. HSR Filings. As promptly as practicable following the execution of this Letter by Chesapeake and Bayard, each of Chesapeake and Bayard shall file with the Department of Justice and the Federal Trade Commission the required notification forms under the HSR Act relating to Chesapeake's acquisition of Common Stock pursuant hereto.

                 7. The Closing. The closing of the transactions contemplated by paragraphs 1 and 5 of this Letter (the "Closing") shall be held at 10:00 a.m. on the third business day following the satisfaction or waiver of all of the conditions set forth in paragraph 8 hereof, at the offices of Baker & Botts, L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, or at such other time, date or place as Bayard and Chesapeake shall mutually agree.

                 8. Conditions to Effectiveness. The obligations of Chesapeake and Bayard under this Letter are subject to the approval of this Letter and the transactions contemplated hereby by the Boards of Directors of each of Chesapeake and Bayard and the obligations of Chesapeake and Bayard to consummate the Closing are further subject to (i) the receipt of all consents or waivers necessary to effect the transactions under Bayard's Stockholders Agreement and Registration Rights Agreement, (ii) the receipt of any required consents or waivers of the other holders of Subordinated Notes of Bayard in order to allow for the disparate treatment of such notes, (iii) the receipt of the consent of Bayard's lenders to the redemption of the Subordinated Note as contemplated by paragraph 3 above and (iv) the expiration or early termination of the waiting period with respect to the HSR Act filings. This Letter (except the obligations to consummate the Second Closing as provided in paragraph 5) shall terminate at 5:00 p.m. Central Time on September 30, 1997 if such conditions have not been satisfied.

                 9.       Amendments.  The provisions of this Letter shall not
be amended or waived except by the written agreement of Chesapeake and Bayard.
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Chesapeake Energy Corporation          Page 4                    August 20, 1997



                 10. Governing Law. This Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law principles that would require the application of the laws of any other jurisdiction.

                 11. Counterparts. This Letter may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

                 If you agree with the foregoing, please execute and return one copy of this Letter.

                                        Very truly yours,

                                        BAYARD DRILLING TECHNOLOGIES, INC.



                                        By: /s/ James E. Brown
                                           ----------------------------------
                                                Chief Executive Officer


Accepted and agreed this
20th day of August, 1997:

CHESAPEAKE ENERGY CORPORATION



By:  /s/ Aubrey K. McClendon
   -------------------------------
         Chief Executive Officer